Exhibit 4.25

12THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ILUSTRATO PICTURES INTERNATIONAL INC.
CONVERTIBLE PROMISSORY NOTE

Principal Amount: $27,500.00 USD	July 01, 2024
Purchase Price: $25,000.00 USD

WHEREAS on July 01, 2024, Twn Brooks Inc. (the “Holder”) loaned funds totaling, $27,500.00 to Ilustrato Pictures International Inc., a Nevada corporation (the “Company”). Payment for the loan is to be made directly to the company in the form of a Wire Transfer.

WHEREAS the Company and Holder further agreed that such loaned funds provided by the Holder to the Company would be evidenced in a convertible note, which convertible note would be convertible into shares of common stock of the Company in accordance with Section 3 below;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1.	Principal and Interest.

1.1	The Company, for value received, hereby promises to pay to the order of the Holder the sum of Twenty Seven Thousand, Five Hundred Dollars ($27,500), which amount represents the amount owed to Holder as of July 01, 2024.

1.2	This Convertible Promissory Note (the “Note”) shall bear nine percent (9%) interest per annum. The Note is for a period of 6 months and cannot be converted until (3) months from the date first written above has passed.

1.3	This note carries an original issue discount of $2,500.00 (the “OID”) which is included in the principal balance of this note. Thus, the purchase price of this note shall be $25,000 computed as follows: the Principal amount minus the OID.

1.4	Upon payment in full of the principal, this Note shall be surrendered to the Company for cancellation.

1.5	The principal under this Note shall be payable at the principal office of the Company and shall be forwarded to the address of the Holder hereof as such Holder shall from time to time designate.

2.	Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder.

3.	Conversion.

3.1	Voluntary Conversion. The Holder shall have the right, exercisable in whole or in part, to convert the outstanding principal into a number of fully paid and non-assessable whole shares of the Company’s $0.001 Par Value common stock (“Common Stock”) determined in accordance with Section 3.2 below.

3.2	Conversion Price. The conversion price (the “Conversion Price”) shall equal the Variable Conversion Price (as defined herein) (subject to equitable adjustments by the Borrower relating to the Borrower’s securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 65% multiplied by the Market Price (as defined herein) (representing a discount rate of 35%). “Market Price” means the lowest Trading Price (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the closing bid price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets”. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTC, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

3.3	Notice and Conversion Procedures. After receipt of demand for repayment, the Company agrees to give the Holder notice at least five (5) business days prior to the time that the Company repays this Note. If the Holder elects to convert this Note, the Holder shall provide the Company with a written notice of conversion setting forth the amount to be converted. The notice must be delivered to the Company together with this Note. Within ten (10) business days of receipt of such notice, the Company shall deliver to the Holder certificate(s) or evidence of electronic book recording for the Common Stock issuable upon such conversion and, if the entire principal amount was not so converted, a new note representing such balance.

3.4	Other Conversion Provisions.

(a)	Adjustment of Note Conversion Price. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b)	Common Stock Defined. Whenever reference is made in this Note to the shares of Common Stock, the term “Common Stock” shall mean the Common Stock of the Company authorized as of the date hereof, and any other class of stock ranking on a parity with such Common Stock. Shares issuable upon conversion hereof shall include only shares of Common Stock of the Company.

3.5	No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal hereunder that is not so converted.

3.6	Prepayment. At any time prior to the date that an Event of Defaults occurs under this note, the Company shall have the right, exercisable on four (4) Trading days prior written notice to the Holder of the note, to prepay the outstanding Principal Amount and interest then due under this note in accordance with this section 3.6. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the holder of the Note at its registered addresses or by email and shall state: (1) that the Company is exercising its right to prepay the Note, and (2) the date of prepayment which shall be four (4) Trading days from the date of the Optional Prepayment Notice (the “Optional Prepayment Date”). Within two (2) Trading Day after the Holder’s receipt of the Optional Prepayment Notice, Holder shall specify in writing payment instructions to the Company. On the Optional Prepayment Date, the Company shall make payment of the amounts designated below to or upon the order of the Holder as specified by the Holder in writing to the Company. If the Company exercises its right to prepay the Note in accordance with this section, the Company shall make payment to the Holder of an amount in cash equal to the sum of : (w) 110% multiplied by the Principal Amount then outstanding plus (x) accrued and unpaid interest on the Principal Amount to the Optional Prepayment date.

4.	Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants with the Holder as follows:

(a)	Authorization; Enforceability. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note and the performance of all obligations of the Company hereunder has been taken, and this Note constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)	Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery or performance of this Note except any notices required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), or such filings as may be required under applicable state securities laws, which, if applicable, will be timely filed within the applicable periods therefor.

(c)	No Violation. The execution, delivery and performance by the Company of this Note and the consummation of the transactions contemplated hereby will not result in a violation of its Certificate of Incorporation or Bylaws, in any material respect of any provision of any mortgage, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

5.	Representations and Covenants of the Holder. The Company has entered into this Note in reliance upon the following representations and covenants of the Holder:

(a)	Investment Purpose. This Note and the Common Stock issuable upon conversion of the Note are acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)	Private Issue. The Holder understands (i) that this Note and the Common Stock issuable upon conversion of this Note are not registered under the 1933 Act or qualified under applicable state securities laws, and (ii) that the Company is relying on an exemption from registration predicated on the representations set forth in this Section 8.

(c)	Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

6.	Assignment. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.	Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

8.	Transfer of This Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which this Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof. Unless the Company reasonably determines that such transfer would violate applicable securities laws, or that such transfer would adversely affect the Company’s ability to account for future transactions to which it is a party as a pooling of interests and notifies the Holder thereof within five (5) business days after receiving notice of the transfer, the Holder may effect such transfer. The Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the 1933 Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the 1933 Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

9.	Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or fourteen (14) business days after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid. Each of the above addressees may change its address for purposes of this Section by giving to the other addressee notice of such new address in conformance with this Section. Notices are also accepted by email and considered notified within 24 hours of read receipt.

10.	Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof.

11.	Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

12.	Waiver by the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

13.	Delays. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

14.	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

15.	No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

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IN WITNESS WHEREOF, Ilustrato Pictures International Inc. has caused this Note to be executed in its corporate name and this Note to be dated, issued and delivered, all on the date first above written.

ILUSTRATO PICTURES INTERNATIONAL INC.

/s/ Nicolas Link
Date: July 01, 2024	By:	Nicolas Link
	Its:	CEO

Twn Brooks Inc.

Date: July 01, 2024	By: